EXHIBIT 99.2

MEMBER NEWS (via Email)

DATE:	November 22, 2013

RE:	Seattle Bank Enters Amended Consent Arrangement, Reflecting Improvements in the Bank's Financial Performance and Operations
Dear Seattle Bank Members,
Today, the Federal Home Loan Bank of Seattle (Seattle Bank) issued a press release announcing that it has entered into an Amended Consent Arrangement with the Federal Housing Finance Agency (FHFA). The Amended Consent Arrangement, which includes a Stipulation and Consent to the Issuance of an Amended Consent Order and a Consent Order, modifies and replaces the Consent Arrangement entered on October 25, 2010. The Amended Consent Arrangement acknowledges the progress we have made in our business turnaround, including the achievement of many of the objectives established in the 2010 agreement and the considerable improvements in our financial performance and condition.
Recognizing that we still have some improvements to make, the Amended Consent Arrangement requires that we continue to obtain FHFA approval to repurchase, redeem, and pay dividends on your Seattle Bank capital stock. Based on our performance to date, we have received approval to repurchase excess capital stock during each of the last five quarters and to pay dividends on our capital stock for each of the last two quarters.
We remain committed to ensuring the safety and soundness of the cooperative, as we work to grow our business and increase the share of our consolidated obligations deployed into core mission activities. Our growth strategy focuses on two key areas: expanding our membership and expanding the breadth and usage of our product and service offerings. We expect that these efforts will help us grow our advance volumes, our retained earnings, and our capital stock base.
To facilitate expansion in our membership, in October of last year, we obtained FHFA approval to accept additional insurance companies as members and to lend to them. Many of the other Federal Home Loan Banks have a strong and active insurance company segment within their memberships, so we know this is a viable and valuable market. Even though we do not have a large number of insurance companies based in our district, their participation in the cooperative offers the opportunity to grow our advance volumes and to diversify the borrowing patterns among our membership. We are making good progress in this regard and recently approved a membership application from one of our larger prospects.
Our introduction of the MPF Xtra® product in July of this year represents an initial area of expansion of our product offerings. This secondary market option for mortgage sales enables participating financial institutions-regardless of size-to leverage their membership in the cooperative to gain access to liquidity. It has been well received. To date, five members have applied to participate, and four have begun selling mortgages into the program.
Appreciating that not all products are appropriate for all members, we are also taking a more consultative approach in our outreach efforts. Our goal is to work more closely with you in developing strategies that you can use to achieve your specific objectives-whether they be managing your balance sheet, funding your loan portfolio, or facilitating your access to the secondary mortgage market.
The bottom line is that, as your Federal Home Loan Bank and your financial partner, we exist to serve you. We appreciate the FHFA’s recognition of our progress over the past several years because it validates our direction and enables us to do more for your business, your customers, and your communities.
We also appreciate your support and your use of the Seattle Bank. I encourage you to contact any member of our executive team, your relationship manager, or me with any questions about our business or our products and services.
Sincerely,
Michael L. Wilson
President and Chief Executive Officer